Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT

Between

TRANSALTA CORPORATION

And

EAGLE HYDRO II LP

May 1, 2019

- i -

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of May 1, 2019,

BETWEEN:

TRANSALTA CORPORATION, a corporation existing

under the laws of Canada

(hereinafter referred to as the “Issuer”)

AND:

EAGLE HYDRO II LP, a limited partnership existing under

the laws of Ontario

(hereinafter referred to as “Eagle Hydro II”)

RECITALS:

A.

Pursuant to an Investment Agreement dated March 22, 2019 between the Issuer and Brookfield BRP Holdings (Canada) Inc. (as amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”), Brookfield BRP Holdings (Canada) Inc. agreed to invest an aggregate amount of $750,000,000 in the Issuer by subscribing for (i) $350,000,000 principal amount of exchangeable 7% unsecured, subordinated debentures and (ii) $400,000,000 in redeemable, retractable Series I Preferred Shares, in each case, in accordance with the terms and conditions set out in the Investment Agreement (the “Transaction”).

B.

As a condition to the completion of the Transaction, the parties have agreed to enter into this Agreement to provide inter alia for the right of the Holders (as defined herein) to require the Issuer, from time to time during the Registration Period (as defined herein), to prepare and file a preliminary prospectus supplement, if applicable, and a final prospectus supplement (together, a “Prospectus Supplement”) with the Canadian Securities Commissions (as defined herein) and/or with the SEC (as defined herein) pursuant to an effective Registration Statement (as defined herein), to permit the sale of the Registrable Securities (as defined herein) by the Holders in such manner as the Holders may designate, subject to and on the terms, conditions and limitations provided therefor in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used in this Agreement without definition shall have the meanings specified in the Investment Agreement. In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Additional Lock-Up” has the meaning specified in the Investment Agreement.

(b)

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and for the avoidance of doubt, in the case of the Investor, “Affiliate” includes investment funds managed by Brookfield or its Affiliates but does not include any Affiliates of the Investor that operate behind an information wall erected to prevent exchanges or communication of non-public information that could result in conflicts of interest or breaches of Securities Laws.

(c)

“Base Prospectus” means a preliminary short form base shelf prospectus and a final short form base shelf prospectus prepared and maintained by the Issuer and filed with the Canadian Securities Commissions.

(d)	“Blackout Period” means the Issuer’s regular annual and quarterly blackout periods in respect of its release of its financial results.

(e)	“Board” means the board of directors of the Issuer, as constituted from time to time.

(f)	“Brookfield” means Brookfield Asset Management Inc.

(g)

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Alberta or the Province of Ontario; and (b) a day on which banks are generally closed in the Province of Alberta or the Province of Ontario.

(h)	“Canadian Offering” means a Demand Offering or Treasury Offering that is the subject of a Secondary Registration that is to be effected in one or more of the Reporting Jurisdictions.

(i)	“Canadian Securities Commissions” means the securities commissions or similar securities regulatory authorities in each of the Reporting Jurisdictions.

(j)

“Canadian Securities Laws” means the applicable securities legislation of each of the Reporting Jurisdictions and the respective regulations and rules made thereunder together with all applicable published policy statements, blanket orders, instruments, notices, rulings and interpretation notes of the Canadian Securities Commissions, as the same may hereafter be amended from time to time or replaced.

(k)	“Common Shares” means the common shares in the capital of the Issuer, as constituted from time to time.

(l)	“Demand Offering” shall have the meaning set out in subsection 2.2(a).

(m)	“Demand Offering Request” shall have the meaning set out in subsection 2.2(a).

(n)	“Demand Registrable Securities” shall have the meaning set out in subsection 2.2(a).

(o)	“Designated Registrable Securities” shall have the meaning set out in subsection 2.2(d).

(p)

“distribution” means “distribution” or “distribution to the public”, as the case may be, (i) for the purposes of Canadian Securities Laws in the Reporting Jurisdictions and (ii) U.S. federal securities laws, including without limitation, the U.S. Securities Act and applicable state securities laws in the United States.

(q)

“Distribution Period” means, in respect of a Secondary Registration, the period (i) commencing on the filing date of (x) the Prospectus Supplement therefor (which, if applicable, shall be the preliminary prospectus supplement) or (y) in the case of a “bought deal” Canadian Offering, the earlier of (A) the date on which the applicable Holders enter into the applicable bought deal agreement for the sale to the underwriters of the Designated Registrable Securities that are the subject of that Secondary Registration and (B) the date on which the offering is publicly announced and (ii) ending on the later to occur of (x) the time that the distribution of the Designated Registrable Securities that are the subject of that Secondary Registration has ceased and (y) the closing of the Secondary Registration; provided that, if the Issuer abandons a distribution or withdraws a Prospectus Supplement filed pursuant to this Agreement, the Distribution Period shall be deemed to have ended for purposes of this Agreement at the time of such abandon or withdrawal, as applicable.

(r)	“FINRA” means the U.S. Financial Industry Regulatory Authority, Inc.

(s)

“Freely Tradeable” means, in respect of the Registrable Securities, such Registrable Securities can be traded by the Holder thereof in Canada without any hold period or restriction on the manner of sale pursuant to NI 45-102 and in the United States without any hold period or restriction on the manner of sale or volume limitations pursuant to Rule 144.

(t)

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, (including an independent quasi-judicial tribunal), commission or board (including any independent system operator), arbitral body, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the above, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any stock exchange.

(u)

“Holders” means (i) the Investor and (ii) any Affiliate of Brookfield beneficially owning Registrable Securities who shall become a party to this Agreement in accordance with Section 2.6 and has agreed in writing to be bound the terms of this Agreement; provided, however, that no Person shall constitute a “Holder” for purposes of this Agreement at any time that it does not beneficially own Registerable Securities.

(v)	“IIROC” means the Investment Industry Regulatory Organization of Canada.

(w)

“Investor” means (i) Eagle Hydro II or (ii) the Affiliate of Brookfield to which all of the rights of the Investor under this Agreement are assigned accordance with Section 2.6 and who has agreed in writing to be bound by the terms of this Agreement.

(x)	“Lock-Up” has the meaning specified in the Investment Agreement.

(y)	“Lock-Up Period” has the meaning specified in the Investment Agreement.

(z)

“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

(aa)	“MJDS” means the multijurisdictional disclosure system adopted by the the SEC.

(bb)	“NI 45-102” means National Instrument 45-102 – Resale of Securities.

(cc)

“Non-Base Prospectus” means, as applicable, (i) a preliminary short form prospectus and a final short form prospectus prepared by the Issuer on Form 44-101F1 pursuant to National Instrument 44-101-Short Form Prospectus Distributions, or in the event the Issuer is no longer eligible to use Form 44-101F1, a preliminary long form prospectus and a final long form prospectus prepared by the Issuer on Form 41-101F1 pursuant to National Instrument 41-101- General Prospectus Requirements and/or (ii) a Registration Statement under the U.S. Securities Act on Form F-10 or if the Issuer is no longer eligible to use Form F-10, such other form as the Issuer shall be eligible to use to register the Registrable Securities applicable in the circumstance.

(dd)	“NYSE” means the New York Stock Exchange or any successor thereto.

(ee)	“Offering Request” means a Demand Offering Request or a Piggy Back Offering Request.

(ff)

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

(gg)	“Piggy Back Offering” means a Treasury Offering for which there is a Piggy Back Registration.

(hh)	“Piggy Back Offering Request” shall have the meaning set out in subsection 2.2(d).

(ii)	“Piggy Back Registrable Securities” shall have the meaning set out in subsection 2.2(d).

(jj)	“Piggy Back Registration” shall have the meaning set out in subsection 2.2(d).

(kk)

“Prospectus” means as applicable, (i) a Base Prospectus together with the applicable Prospectus Supplement (in the case of a Canadian Offering) and/or (ii) a Registration Statement together with the applicable Prospectus Supplement (in the case of a U.S. offering).

(ll)

“Registrable Securities” means (i) Common Shares beneficially owned by Holders; and (ii) any Common Shares issuable to Holders on the conversion, exchange or exercise of securities convertible into or exchangeable or exercisable for Common Shares owned by a Holder, together with any securities owned by Holders issued with respect to such Common Shares by way of dividend or split or in connection with a combination of Common Shares, recapitalization, merger, consolidation, amalgamation or other reorganization, it being understood and agreed by the parties hereto that the Holders may sell pursuant to this Agreement not more than 28.5 million Common Shares; provided, however, that (a) any Common Shares shall cease to be Registrable Securities when their Registration has become effective and such Common Shares have been sold pursuant to such Registration or when such Common Shares cease to be outstanding or have been sold or otherwise transferred in a transaction to another Person to whom the transferring Holder’s rights under this Agreement have not been assigned in accordance with Section 2.6; and (b) Common Shares beneficially owned by a Holder that are not permitted to be sold during the Lock-Up Period, the Additional Lock-Up Period or otherwise, in each case pursuant to and in accordance with the terms of the Investment Agreement, shall not constitute Registrable Securities for any applicable period during which they may not be sold.

(mm)

“Registration” means, as applicable, (i) the qualification under Canadian Securities Laws of the distribution of Registrable Securities to the public in any or all of the provinces of Canada pursuant to a Prospectus and/or (ii) the registration of the Registrable Securities for sale to the general public in the United States pursuant to a Prospectus .

(nn)

“Registration Expenses” means, in respect of any Secondary Registration, all expenses incurred in connection with the Secondary Registration (excluding Selling Expenses) including, without limitation, the following:

(i)	all fees, disbursements and expenses of counsel and auditors to the Issuer;

(ii)

all expenses in connection with the preparation, translation, printing and filing of the Prospectus (including, for greater certainty, each preliminary prospectus, prospectus, prospectus supplement and registration statement) and any other offering document for such Secondary Registration, and any amendments and supplements thereto, and the mailing and delivering of copies thereof to any underwriters and dealers;

(iii)	all transfer agents’, depositaries’ and registrars’ fees;

(iv)	all expenses relating to the preparation of certificates;

(v)	all fees and expenses of any securities exchange on which the Common Shares are then listed;

(vi)

all fees and expenses of printing and producing any agreements among underwriters, underwriting agreements and any selling agreements or other documents in connection with the sale of Registrable Securities;

(vii)	all filing fees of any Canadian Securities Commission, of the SEC or any other Governmental Entity (including, if applicable, filing fees payable to FINRA or IIROC);

(viii)

all expenses of the Issuer relating to any analyst or investor presentations and any marketing activities and all travel and lodging expenses of the Issuer in connection with such presentations and marketing activities; and

(ix)	any fees and expenses of the underwriters, other than Selling Expenses, customarily paid by issuers or sellers of securities in an underwritten public offering.

(oo)	“Registration Offering” means a Demand Offering or Piggy Back Offering.

(pp)

“Registration Period” means (i) the period commencing on the Business Day immediately following the last day of the Lock-Up Period, and terminating on the date this Agreement terminates in accordance with Section 6.8 and (ii) the Suspension Registration Period.

(qq)

“Registration Statement” means a shelf registration statement on an appropriate form (including but not limited to Form F-10, Form F-3 or Form S-3, as may be applicable, or their successor forms, but excluding Form S-8, Form S-4 or Form F-4, or their successor forms, or any other form for a similar limited purpose) filed by the Issuer with the SEC under the U.S. Securities Act with respect to the offering from time to time of Common Shares on a delayed or continuous basis.

(rr)	“Reporting Jurisdictions” means each of the Provinces of Canada.

(ss)	“Rule 144” means Rule 144 under the U.S. Securities Act (or any successor rule or regulation thereunder).

(tt)	“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the U.S. Securities Act.

(uu)	“Secondary Registration” shall have the meaning set out in subsection 2.2(d).

(vv)	“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Act.

(ww)

“Selling Expenses” means in respect of any Secondary Registration, (i) any fees or commissions payable, or discounts granted, to an underwriter, investment banker, manager or agent in connection with the distribution that is the subject of the Secondary Registration and (ii) any transfer taxes attributable to a sale of Registrable Securities or other Common Shares pursuant to this Agreement.

(xx)

“Suspension Registration Period” means the period commencing on the date that the Lock-Up terminates pursuant to 4.13(b) of the Investment Agreement and ending on the date on which the Lock-Up resumes and becomes effective pursuant to Section 4.13(c) of the Investment Agreement.

(yy)	“Treasury Offering” shall have the meaning set out in subsection 2.2(a).

(zz)	“TSX” means the Toronto Stock Exchange or any successor thereto.

(aaa)	“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(bbb)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(ccc)	“U.S. Offering” means a Demand Offering or Treasury Offering that is the subject of a Secondary Registration that is to be effected in the United States.

(ddd)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

1.2	Control

(a)	For purposes hereof:

(i)

a Person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(ii)

a Person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are beneficially owned by that Person and the Person is able to direct the business and affairs of the entity; and

(iii)	the general partner of a limited partnership controls the limited partnership.

(b)	A Person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

(c)	A Person is deemed to control, within the meaning of Section 1.2(a)(i) or Section 1.2(a)(ii), an entity if the aggregate of:

(i)	any securities of the entity that are beneficially owned by that Person; and

(ii)

any securities of the entity that are beneficially owned by any entity controlled by that Person, is such that, if that Person and all of the entities referred to in Sections 1.2(a) and 1.2(b) that beneficially own securities of the entity were one Person, that Person would control the entity.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “section” or “subsection” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4	Currency

All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

1.5	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.6	Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.7	Date for Any Action

Except as otherwise expressly provided in this Agreement, whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

ARTICLE 2

REGISTRATION RIGHTS

2.1	Filing and Maintenance

(a)

Subject to Section 2.1(b) and 2.1(c), during the Registration Period, to the extent permitted under Securities Laws, the Issuer shall use commercially reasonable efforts to maintain a Base Prospectus filed with the Canadian Securities Commissions and maintain the effectiveness of a Registration Statement filed with the SEC that qualifies the distribution of Registrable Securities by Holders in any or all of the provinces of Canada (in the case of the Base Prospectus) and in the United States (in the case of the Registration Statement) under applicable

Securities Laws, in each case at the times and on the terms and conditions provided for herein; provided, however, that this Section 2.1(a) shall not require the Issuer to file a new Base Prospectus or Registration Statement during any Blackout Period.

(b)

Within 15 days of the date on which a Suspension Registration Period begins, the Issuer shall use commercially reasonable efforts to file a Base Prospectus and a Registration Statement. Following such filing, the Issuer shall use commercially reasonable efforts to have such Base Prospectus and Registration Statement, as applicable, become valid and effective. For certainty, provided that the Issuer is in compliance with this Section 2.2(b), the Issuer shall not be considered to be in default of Section 2.1(a) and the Base Prospectus and Registration Statement shall not be considered to be not valid and effective under Section 2.1(d).

(c)

Each Holder who is a party to this Agreement (including any assignee under Section 2.6) shall promptly provide all such information as the Issuer reasonably requires to include such Holder as a selling securityholder under the Base Prospectus and Registration Statement maintained by the Issuer pursuant to Section 2.1(a). Within 10 days of the Issuer receiving all such information as the Issuer requires to include a Holder as a selling securityholder under the Base Prospectus and Registration Statement maintained by the Issuer pursuant to 2.1(a), the Issuer shall use commercially reasonable efforts to file an amendment to the Base Prospectus and Registration Statement to include such Holder as a selling securityholder and following such filing, the Issuer shall use commercially reasonable efforts to have such amended Base Prospectus and Registration Statement, as applicable, become valid and effective; provided that the Issuer shall not be obligated to file an amendment to the Base Prospectus or Registration Statement pursuant to this Section 2.1(c) more than three times during any 12-month period. No Holder shall be entitled to be included as a selling securityholder under the Base Prospectus or Registration Statement (and the Issuer shall not be considered to be in default of Section 2.1(a) or Section 2.1(b) and the Base Prospectus and Registration Statement shall not be considered to be not valid and effective under Section 2.1(d)) until such time as the Issuer has received from the Holder all such information as the Issuer reasonably requires to include such Holder as a selling securityholder under the Base Prospectus or Registration Statement and the above 10-day period has expired.

(d)

Subject to Section 2.1(b) and 2.1(c), if a Base Prospectus or a Registration Statement that satisfies the requirement in Section 2.1(a) is not valid or effective, as the case may be, at any time during the Registration Period, in either case, for a period of 45 consecutive days, then, from but not including that 45th day until the day on which there is a Base Prospectus or Registration Statement, as applicable, that is valid or effective, as applicable, satisfying the requirement in Section 2.1(a), the rights and obligations contained herein shall apply to a Non-Base Prospectus and all references in this Agreement to Prospectus Supplement shall apply mutatis mutandis to a Non-Base Prospectus; provided, however, that the Issuer shall in any event be entitled to satisfy its obligations hereunder with a Base Prospectus or Registration Statement.

2.2	Required Registration

(a)

Subject to the limitations and other provisions hereof and Securities Laws, at any time and from time to time during the Registration Period, one or more Holders may request (each, a “Demand Offering Request”) the Issuer to file a Prospectus Supplement with the Canadian Securities Commissions and/or the SEC pursuant to an effective Registration Statement for the offering of all or (subject to Section 2.2(c)) any part of the Registrable Securities (such offering being hereinafter referred to as a “Demand Offering” and any Registration of such Demand Offering being hereinafter referred to as a “Demand Registration”). Each Demand Offering Request shall be in writing and shall specify the number of Registrable Securities to be sold by the Holders (the “Demand Registrable Securities”), the method of disposition of such Demand Registrable Securities and the jurisdictions (which may only include one or more of the provinces of Canada and/or the United States) in which the Holders request that the Demand Offering be effected for such Demand Registrable Securities. The Prospectus Supplement for any such Demand Offering shall be filed promptly with, in the case of a Canadian Offering, the applicable Canadian Securities Commissions or, in the case of a U.S. Offering, the SEC, as applicable, after a Demand Offering Request is received by the Issuer; provided, however, if the Demand Offering Request is only in respect of a U.S. Offering, the Issuer shall also file such Prospectus Supplement (or a corresponding Canadian version of such Prospectus Supplement, as applicable) in any applicable province of Canada if and solely to the extent required for the purposes of such U.S. Offering under the requirements of MJDS or applicable Canadian Securities Laws. The Issuer shall not be obligated to effect more than three Demand Offerings in total during the Registration Period. For the purposes of this subsection 2.2(a), a Demand Offering will not be considered as having been effected until (i) a Prospectus Supplement pursuant to which the Demand Registrable Securities are to be sold has been filed with the applicable Canadian Securities Commissions and/or the SEC, as applicable, (ii) the Holders have withdrawn its request for the Demand Offering in writing or (iii) the applicable Holders have failed to fulfill their respective obligations under this Agreement with respect to such Demand Offering. In the event that the Issuer proposes to offer and sell its securities as part of any Demand Offering requested by the Holders under this Agreement, and if the managing underwriter or underwriters (selected as provided for in Section 2.3) advise the Issuer in good faith that the inclusion of the securities requested by the Issuer to be included in such offering will likely, in their opinion, have an adverse effect on the distribution or sales price of the Demand Registrable Securities in such offering, then the number of securities to be offered by the Issuer for its own account in such offering shall be reduced as necessary to avoid such adverse effect.

(b)

The Issuer shall be entitled to postpone the filing of a Prospectus Supplement otherwise required to be prepared and filed by it pursuant hereto (or withdraw any Prospectus Supplement that has been filed by it pursuant hereto) if, at the time it receives a Demand Offering Request or before a Demand Offering has been completed, the Chief Executive Officer or Chief Financial Officer of the Issuer, in his or her good faith judgment, determines that the Demand Offering should not be initiated or completed because (i) it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Issuer, (ii) it would require the Issuer to disclose any material non-public information which would reasonably be likely to be detrimental to the Issuer and the Issuer gives prompt notice of such determination to the Holders, (iii) a Prospectus, or the documents incorporated by reference therein, require amendment or supplement to comply with the Securities Laws, provided that in the case of (iii) such postponement shall be limited to the period of time reasonably required for the Issuer to make such amendment or supplement, but in no event for a period of more than 30 days commencing on the date on which Issuer notifies the Holders, or (iv) a Blackout Period is in effect. Any postponement pursuant to this Section 2.2(b) must be confirmed by a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Issuer and delivered to the Holders.

(c)

The Issuer shall not be required to effect a Demand Offering in connection with an underwritten offering of Registrable Securities unless the Demand Registrable Securities have an aggregate market price of at least $50 million. Market price for the purposes of the foregoing shall be calculated on the basis of the average of the volume weighted average trading prices of the Common Shares on the TSX on each of the 15 trading days immediately preceding the delivery by the Holders to the Issuer of the request for the Demand Offering.

(d)

Subject to Section 2.2(e), if during the Registration Period the Issuer proposes to file a Prospectus Supplement in Canada and/or the United States in order to offer its Common Shares pursuant to an underwritten offering (excluding, for greater certainty, any offering in connection with a merger, acquisition or other business combination or an offering solely to then existing securityholders of the Issuer) for its own account (a “Treasury Offering”), in a form and manner that, with appropriate changes to the documentation to reflect the addition of a secondary offering, would permit the offering of Registrable Securities under such Prospectus Supplement, the Issuer shall give notice in accordance with Section 6.2 of its intention to do so to the Holders not less than 5 Business Days in advance of the anticipated filing date of the Prospectus Supplement and, within 3 Business Days of the Issuer sending such notice to the Holders (or such shorter period as is provided therefor in Section 2.2(e), the “Piggy Back Notice Period”), the Holders have the right to request in writing to the Issuer (such request hereinafter referred to as “Piggy Back Offering Request”) to include (and upon such request being received by the Issuer within the Piggy Back Notice Period, the Issuer shall use commercially reasonable efforts to include) in the Treasury Offering such number of Registrable Securities (the “Piggy Back Registrable Securities”, and together with the Demand Registrable Securities, the “Designated Registrable Securities”) as the Holders shall request (any Registration of Piggy Back Registrable Securities to be offered pursuant to such request hereinafter referred to as a “Piggy Back Registration”, and together with a Demand Registration, a “Secondary Registration”) upon the same terms (including the method of distribution) as such Treasury Offering; provided that (i) the Issuer shall not be required to include all such Piggy Back Registrable Securities in any such Treasury Offering if the Issuer is advised in good faith by its managing underwriter or underwriters that the inclusion of any such Piggy Back Registrable Securities will likely, in their opinion, have an adverse effect on the distribution or sales price of the securities being offered by the Issuer, in which case the number of Piggy Back Registrable Securities shall be reduced as necessary, and (ii) the Issuer may at any time, at its sole discretion and without the consent of the applicable Holders, withdraw such Prospectus Supplement and abandon the proposed Treasury Offering regardless of whether it was to include any Piggy Back Registrable Securities; provided, that the Issuer will pay the Registration Expenses in connection with such withdrawn Prospectus Supplement. The failure of the Issuer to receive the Holders’ response within the Piggy Back Notice Period shall be deemed to be a waiver of the Holders’ rights under this subsection 2.2(d) with respect to the corresponding Treasury Offering. The Holders may also waive all their rights under this subsection 2.2(d) by giving written notice to the Issuer, either in advance or following the Piggy Back Notice Period. No offering of Registrable Securities under this subsection 2.2(d) shall relieve the Issuer of its obligations to effect Demand Offerings pursuant to subsection 2.2(a) hereof.

(e)

Notwithstanding the foregoing, in the event that the Issuer proposes to effect a Treasury Offering by way of a “bought deal”, or another public offering which is not expected to include a road show, (i) the notice periods set forth in Section 2.2(d) shall not be applicable, (ii) the Issuer shall give the Holders such notice of the Treasury Offering as is practicable under the circumstances (given the speed and urgency with which bought deals or such other public offerings are then carried out in common market practice) of its rights to participate thereunder and (iii) in lieu of the 5-Business Day Piggy Back Notice Period provided for in in Section 2.2(d), the Holders shall instead have only such time to make a Piggy Back Offering Request as is practicable under the circumstances, and sufficiently in advance of the execution of the bought deal letter (in the case of a “bought deal” offering) or announcement of such public offering, as applicable, to notify the Issuer that one or more Holders wish to participate in such Treasury Offering, failing which, the Issuer shall be free to pursue the bought deal or such other public offering without the participation of the Holders.

(f)

For greater certainty, notwithstanding any participation by the Holders in a Treasury Offering pursuant to subsection 2.2(d), the terms and manner of sale for any Treasury Offering, including the jurisdictions in which it is effected, shall be within the sole discretion of the Issuer.

2.3	Selection of Underwriters for Underwritten Demand Offerings

Upon requesting a Demand Offering for an underwritten offering of Registrable Securities, the Holders shall, with the approval of the Issuer (provided such consent will not be unreasonably withheld, conditioned or delayed), select the investment banker(s) and manager(s) to effect the distribution in connection with such underwritten Demand Offering, it being acknowledged by the Holders that the participation of a registrant shall be required in Canada and/or a registered broker-dealer in the United States (as applicable) in connection with each underwritten Demand Offering hereunder and it being further acknowledged that the investment banker(s) and/or manager(s) selected by the Holders must be of nationally recognized standing in the United States and/or Canada (as applicable). Notwithstanding the foregoing, the Holders acknowledge that the Issuer shall have the sole right to select the investment banker(s) and manager(s) to effect the distribution in connection with any Piggy Back Offering.

2.4	Registration Expenses and Selling Expenses

Except as expressly provided below and in Section 2.2(d), the Issuer shall be responsible for all Registration Expenses on any Registration Offering; provided that, in the event any Registrable Securities are Freely Tradeable at the time that the Issuer receives the Offering Request, the Investor and the Holders shall be jointly and severally responsible for the proportionate share of any Registration Expenses of any Holders in any Registration based on the total offering price of the Freely Tradable Registrable Securities sold by the Holders in any such Registration Offering, as applicable, to the total offering price of all of the securities sold by the Issuer in any such Registration Offering. The Investor and the Holders shall be jointly and severally responsible for paying all Selling Expenses with respect to any Registrable Securities sold by the Holders, the Issuer will pay all Selling Expenses with respect to any securities sold for the account of the Issuer and any other Person that sells securities will pay all Selling Expenses in respect of the securities of such Person sold, if any, in each case, in connection with such Registration Offering. For greater certainty, the Investor and the Holders shall be solely responsible on a joint and several basis for any and all out-of-pocket expenses incurred by any Holders in connection with any Registration Offering.

2.5	Other Registration Rights

The Issuer represents and warrants to the Holders that it has not entered into, and covenants with the Holders that it will not enter into, any agreement granting registration rights in respect of any equity securities of the Issuer which are adverse to or violate the rights granted to the Holders pursuant to this Agreement; provided that no agreement granting rights to a third party to sell securities as part of a Treasury Offering that may have the effect of reducing the number of Piggy Back Registrable Securities that may be included in a Piggy Back Offering shall be considered to be adverse to or a violation of the rights granted to the Holders pursuant to this Agreement.

2.6	Transfer of Rights

(a)

The rights of a Holder under this Agreement may, in the Holder’s discretion and without the consent of the Issuer, be assigned, in whole or in part, to one or more Affiliates of Brookfield who at the time of such assignment beneficially owns Registrable Securities and agrees in writing with the Issuer to be subject to and bound by all the terms and conditions of this Agreement. For clarity, a Holder may not assign any of its rights under this Agreement to a Person other than an Affiliate of Brookfield and in the case of an assignment of the rights hereunder in respect of less than all of such Holder’s Registrable Securities, no such assignment will limit or otherwise impair the assignor’s rights or obligations under this Agreement. The Holder shall provide the Issuer with written notice prior to such assignment (and such assignment shall not be effective if such notice has not been provided) stating the name and address of the assignee, identifying the Registrable Securities beneficially owned by such assignee.

(b)

The rights of the Investor under this Agreement may only be assigned, in whole but not in part, to an Affiliate of Brookfield who at the time of such assignment agrees with the Issuer in writing to be subject to and bound by all the terms and conditions of this Agreement. Any assignment pursuant to this Section 2.6(b) shall not be effective unless prior written notice of such assignment to the Issuer is given identifying the name and address of the assignee.

2.7	Suspension of Registration

Notwithstanding anything herein to the contrary, if the party that is the “Investor” under the Investment Agreement is in breach of any of its covenants in Section 4.3, 4.5, 4.6 or 4.9 of the Investment Agreement, all of the rights of the Investor and the Holders to cause the Issuer to effect the Registration of Registerable Securities pursuant to this Agreement shall be suspended until such time as the “Investor” under the Investment Agreement has cured all breaches of such covenants in accordance with the Investment Agreement; provided that if the breaches cannot be cured, or are of a nature that makes them incapable of being cured, under the Investment Agreement, the Issuer may, without the consent of the Investor or any of the Holders, terminate this Agreement.

ARTICLE 3

REGISTRATION PROCEDURES

3.1	Procedures

If the Issuer is required pursuant to this Agreement to effect a Secondary Registration, it shall, subject to Section 2.2 and Section 3.3, in each case as applicable and solely for the purposes of such Secondary Registration (with references herein to (x) “distribution” being the Canadian Offering or U.S. Offering, as applicable, that is the subject of such Secondary Registration, and “underwriters” being the underwriters therefor, (x) “Designated Registrable Securities” being those being offered pursuant to such distribution and (z) “Holders” being the Holders whose Designated Registrable Securities are so offered):

(a)

(i) if such Secondary Registration is in respect of a Canadian Offering, prepare and file in the English language and, if required, French language, a Prospectus Supplement under and in compliance with the Securities Laws of each Canadian jurisdiction in which the Secondary Registration is to be effected and such other related documents as may be reasonably necessary to be filed in connection with such Prospectus Supplement and take all other steps and proceedings that may be reasonably necessary in order to permit an underwritten public offering of the Designated Registrable Securities by the Holders in the applicable Canadian jurisdictions and/or, (ii) if such Secondary Registration is in respect of a U.S. Offering, prepare and file with the SEC a Prospectus Supplement, covering the distribution of the Designated Registrable Securities (subject to the terms of Section 2.2) and such other related documents as may be reasonably necessary to be filed in connection with such Prospectus Supplement and take all other steps and proceedings that may be reasonably necessary in order to permit an underwritten public offering of the Designated Registrable Securities by the Holders in the United States;

(b)

use commercially reasonable efforts to prepare and file with the applicable Canadian Securities Commissions (in the case of a Canadian Offering) and with the SEC (in the case of a U.S. Offering) such amendments and supplements to the Prospectus Supplement, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Registration of the Designated Registrable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of the applicable Prospectus during the Distribution Period;

(c)

in the case of a Demand Offering that is a U.S. Offering, use commercially reasonable efforts to (i) register or qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Registrable Securities covered by the Prospectus Supplement under such other securities or “blue sky” laws of such jurisdictions of the United States as designated by the Holders, acting reasonably, in the request for Demand Offering, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations or qualifications as may be reasonably necessary to maintain their effectiveness during the Distribution Period, and (iii) take such other actions as may be necessary to maintain such registrations or qualifications in effect at all times during the Distribution Period; provided, however, that the Issuer shall not be required in connection any U.S. Offering to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1(c), (B) subject itself to any taxation in any such jurisdiction, or (C) consent to general service of process in such jurisdiction. The Issuer shall promptly notify the Holders of the receipt by the Issuer of any notification with respect to the suspension of the registration or qualification of any of the Designated Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(d)

furnish to the Holders and any underwriter or underwriters of the distribution, upon their request, such number of copies of the Prospectus and any amendment and supplement thereto (including any documents incorporated therein by reference) as the Holders may reasonably request in order to facilitate the distribution of the Designated Registrable Securities;

(e)	make available to the underwriter or underwriters of the distribution reasonable access to the senior management of the Issuer for investor calls and meetings with respect to such distribution;

(f)

use commercially reasonable efforts to provide any additional cooperation reasonably requested by such underwriters in connection with the offering, marketing or selling of the Designated Registrable Securities;

(g)

furnish to the Holders and any underwriter or underwriters of the distribution such corporate certificates as are customarily furnished in equivalent underwritten securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions;

(h)	otherwise use its commercially reasonable efforts to comply with all Securities Laws applicable to such Secondary Registration;

(i)	provide a transfer agent and CUSIP for all Designated Registerable Securities to be sold under the Prospectus Supplement, not later than the effective date of the Prospectus Supplement;

(j)

subject to the Holders complying with Section 3.2(g), enter into an underwriting agreement with the underwriter or underwriters for such distribution and the applicable Holders, with each such underwriting agreement to contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification provisions in favor of the Holders substantially consistent with Section 4.2 and such other documents as are customary in secondary offerings;

(k)

in the event of the issuance of any order or ruling of a Canadian Securities Commission or the SEC, as applicable, (x) suspending the effectiveness of the receipt in respect of the Base Prospectus or the Registration Statement maintained by the Issuer pursuant to Section 2.1(a), (y) suspending or preventing the use of the Prospectus for such Secondary Registration or suspending the Registration by such Prospectus of the distribution of any of the Designated Registrable Securities or (z) cease trading of the Common Shares in any applicable province of Canada or in the United States, in each case where such order or ruling is issued during the Distribution Period, then the Issuer will, as expeditiously as possible after actual knowledge by the Issuer thereof, notify the Holders of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling;

(l)

in the case of a Canadian Offering, during the Distribution Period, the Issuer will prepare and file French translations of all documents incorporated by reference into any Prospectus for the Secondary Registration if, as and when required by Canadian Securities Laws for purposes of the Secondary Registration; and

(m)	cooperate and assist in the performance of any due diligence investigation by any underwriter for the distribution and its counsel in connection therewith.

3.2	Obligations of the Holders

In connection with any Secondary Registration, each of the Holders included in the Secondary Registration shall:

(a)

provide, in writing, such information with respect to the Holders including the number of securities of the Issuer held by the Holders and any such other information regarding the Holders as may be required by the Issuer to comply with the applicable Securities Laws in each jurisdiction in which the Secondary Registration is to be effected;

(b)	if required under applicable Securities Laws, execute any certificate forming part of a Prospectus or similar document to be filed with the applicable Canadian Securities Commissions or the SEC;

(c)

as expeditiously as possible following actual knowledge by the Holder thereof, notify the Issuer of the happening of any event during the Distribution Period, as a result of which the Prospectus, as in effect, would include a misrepresentation;

(d)

comply with all Securities Laws and all published policies, rules and regulations of any stock exchange or over-the-counter market on which the Common Shares are then listed or quoted applicable to the Holders in connection with the Secondary Registration;

(e)

not effect or permit to be effected sales of Designated Registrable Securities pursuant to the Prospectus or deliver or permit to be delivered the Prospectus in respect of such sales after notification by the Issuer of any order or ruling suspending the effectiveness of the Prospectus, until the Issuer advises the Holders that such suspension has been lifted or that it has filed an amendment to the Prospectus and has provided copies of such amendment to the Holders. The Holders shall, if so directed by the Issuer, deliver to the Issuer (at the Issuer’s expense) all copies, other than permanent file copies, then in the Holders’ possession of the Prospectus covering the Designated Registrable Securities that was in effect at the time of receipt of such notice;

(f)

shall not use as the basis for any market transactions in the securities of the Issuer or its Affiliates any information obtained by it, any Secondary Participants or either of their respective counsel pursuant to Section 4.1 unless and until such information is made generally available to the public; and

(g)

subject to the Issuer complying with Section 3.1(j), enter into an underwriting agreement with the underwriter or underwriters for such distribution and the Issuer, with each such underwriting agreement to contain such representations and warranties by the applicable Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification provisions in favor of the Issuer substantially consistent with Section 4.2 and such other documents as are customary in secondary offerings.

3.3	Conflict with Underwriter Requirements

In the event of a conflict between the Issuer’s obligations under this Agreement and the Issuer’s obligations under any underwriting or similar agreement entered into by the Issuer in connection with a Registration Offering, the provisions of such underwriting or similar agreement shall at all times prevail.

ARTICLE 4

DUE DILIGENCE; INDEMNIFICATION

4.1	Preparation; Reasonable Investigation

(a)

In connection with the preparation and filing of a Prospectus Supplement for a Demand Registration, the Issuer will give the Holders whose Designated Registrable Securities are to be offered in the distribution contemplated thereby and the underwriter or underwriters of such distribution (the “Secondary Participants”) and their respective counsel the opportunity to participate in the preparation of such Prospectus Supplement and each amendment thereof or supplement thereto, and shall insert therein such information relating to the Holders furnished to the Issuer in writing, which in the reasonable judgment of the Holders and their counsel should be included in accordance with Securities Laws.

(b)

In connection with the preparation and filing of a Prospectus Supplement for a Piggy Back Registration, the Issuer will give the Holders whose Designated Registrable Securities are to be offered in the distribution contemplated thereby and the Secondary Participants and their respective counsel the opportunity to review such Prospectus Supplement and each amendment thereof or supplement thereto, and shall insert therein such information relating to the Holders furnished to the Issuer in writing, which in the reasonable judgment of the Issuer and its counsel should be included in accordance with Securities Laws.

(c)

In connection with the preparation and filing of a Prospectus Supplement for a Secondary Registration, the Issuer will, subject to the prior execution and delivery by the Secondary Participants to the Issuer of reasonable confidentiality agreements, give each of the Secondary Participants and their respective counsel such reasonable and customary access to the Issuer’s books and records and opportunity to discuss the business of the Issuer with its officers and auditors and to conduct such other reasonable and customary due diligence, in each case as shall be necessary in the reasonable opinion of the Secondary Participants and their respective counsel in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by Securities Laws, a due diligence defense as contemplated by the Securities Laws.

4.2	Indemnification

(a)	By the Issuer

The Issuer agrees to indemnify, to the extent permitted by law, the Holders and each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective directors, officers, employees and agents and each Person who controls any Holder or any such underwriter against all losses, claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the Prospectus, any filing made in connection with the registration under the securities or other “blue sky” laws of a jurisdiction of the United States or any amendment thereto which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation; (ii) any order made or inquiry, investigation or proceeding commenced or threatened by any applicable Canadian Securities Commission, court or other competent authority based upon any misrepresentation or alleged misrepresentation in the Prospectus or any amendment thereto or based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Holder or the underwriter or underwriters which is not as a result of a failure or alleged failure of the Issuer to comply with applicable Securities Laws); and (iii) non-compliance by the Issuer with any of the Securities Laws in connection with a Secondary Registration and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 4.2(a) has been furnished in writing to the Issuer by the Holders or the underwriter or underwriters expressly for use therein pursuant to subsection 3.2(a) or Section 4.1; or (B) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	By the Holders

The Holders agree, jointly and severally, to indemnify, to the extent permitted by law, the Issuer and each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective directors, officers, employees and agents and each Person who controls such underwriter against all losses, claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the Prospectus, any filing made in connection with the registration under the securities or other “blue sky” laws of a jurisdiction of the United States or any amendment thereto which has been furnished to the Issuer by the Holders in writing expressly for use therein pursuant to subsection 3.2(a) or Section 4.1 which at the time and in light of the circumstances under which it was made contains a misrepresentation or alleged misrepresentation; and (ii) any order made or inquiry, investigation or proceeding commenced or threatened by any applicable Canadian Securities Commission, court or other competent authority based upon any misrepresentation or alleged misrepresentation in the Prospectus or any amendment thereto based upon any information or statement which has been furnished to the Issuer by the Holders in writing expressly for use therein pursuant to subsection 3.2(a) or Section 4.1, or based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Issuer or the underwriter or underwriters which is not as a result of a failure or alleged failure of a Holder to comply with applicable Securities Laws), except in the case of any of the foregoing insofar as any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Holders, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any failure to give notice pursuant to this Section 4.2(c) shall not relieve the indemnifying party of its obligations under this Section 4.2 except and only to the extent such failure to give notice results in any prejudice against such indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld, conditioned or delayed where such consent does not contain any admission of liability).

(d)	Survival; Contribution

The indemnification provisions provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this Section 4.2, the Issuer and the Holders shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Issuer and the Holders in connection with the event giving rise to liability.

(e)	Holder is Trustee

The Issuer hereby acknowledges and agrees that, with respect to this Section 4.2, each Holder is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(a). In this regard, each Holder will act as trustee for such indemnified persons of the covenants of the Issuer under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

(f)	Issuer is Trustee

The Holders hereby acknowledge and agree that, with respect to this Section 4.2, the Issuer is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(b). In this regard, the Issuer will act as trustee for such indemnified persons of the covenants of the Holders under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

ARTICLE 5

LOCK-UP AGREEMENT

5.1	Registration Offering Lock-Up

With respect to any underwritten Registration Offering, if requested by the underwriters, the Issuer shall not (except as part of such offering) effect any transfer of Common Shares, or any securities convertible into or exchangeable or exercisable for such Common Shares (except (i) pursuant to a Registration Statement on Form S-8, (ii) in connection with the exchange, transfer, conversion or exercise of existing outstanding securities of the Issuer pursuant to agreements which have been previously disclosed, (iii) for purposes of granting employee or director compensation and incentives pursuant to the Issuer’s equity incentive and compensation plans or (iv) in connection with acquisitions, joint ventures and other strategic transactions), for a period not exceeding 90 days from the closing date of the Registration Offering or such shorter period as the underwriters may reasonably request, and the Issuer shall, from time to time, enter into customary lock-up agreements on terms consistent with the preceding sentence (which may form a part of the underwriting agreement for the applicable offering).

5.2	Holders Lock-Up

In respect of any underwritten offering of securities by the Issuer (regardless of whether the Holders have any rights, or have exercised any of their rights, for a Registration in connection therewith), if requested by the underwriters in connection with such offering, each Holder agrees to enter into a customary lock-up agreement with the underwriters for a period ending no later than 90 days, or such shorter period as the underwriters may reasonably request, after closing date of the offering.

ARTICLE 6

GENERAL

6.1	One Voice Rule

(a)

The Investor shall be the sole representative of the Holders for all purposes of this Agreement. The Issuer shall be entitled to deal with the Investor as the sole representative of the Holders and only the Investor shall have the power and authority to exercise all of the rights and powers granted by the Issuer to the Holders pursuant to this Agreement. All actions taken by the Investor in connection with this Agreement shall apply to and be effective and binding upon all Holders as if taken by the Holders directly. It is the intention of this Section 6.1(a) that any obligation of the Issuer to provide notice to, communicate with or deliver any documentation to a Holder, in each case pursuant to this Agreement shall be satisfied by the Issuer providing such notice, communication or documentation to the Investor.

(b)	If a Holder ceases to be an Affiliate of Brookfield, such Person shall immediately cease to have any rights under this Agreement.

6.2	Notices

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investor or a Holder:

Eagle Hydro II LP

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario

M5J 2T3

Attention:	Jennifer Mazin
Email:	Jennifer.Mazin@brookfield.com

(ii)	in the case of the Issuer:

TransAlta Corporation

110 - 12th Avenue S.W.

P.O. Box 1900, Station M

Calgary, AB T2P 2M1

Attention:	Kerry O’Reilly Wilks
E-mail:	Kerry_oreilly@transalta.com

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Calgary time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 6.2.

6.3	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.4	Time of Essence

Time is of the essence in respect of this Agreement.

6.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties and/or their respective Affiliates with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. Unless otherwise agreed upon in writing by the parties, there are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement and the Investment Agreement.

6.6	Governing Law and Submission to Jurisdiction

(a)

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province.

(b)

Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Alberta over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

6.7	Assignment

Except as set forth in Section 2.6, no party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party.

6.8	Term and Termination

(a)	Subject to Section 6.8(b), this Agreement will continue in force until the earlier of the date on which:

(i)	this Agreement is terminated by the mutual written agreement of the parties; and

(ii)	none of the Holders party to this Agreement beneficially own any Registrable Securities.

(b)	The Issuer may terminate this Agreement:

(i)	pursuant to Section 2.7; or

(ii)

at any time after the date that is 12 months following the earlier of (x) the termination of the Investment Agreement, (y) the date on which no Exchangeable Securities are outstanding (due to exchange, redemption or otherwise) and (z) the date on which Brookfield together with its Affiliates beneficially owns in the aggregate less than 3.00% of the issued and outstanding Common Shares.

The provisions of Section 4.2 and this Article 6 shall continue in full force and effect notwithstanding any termination of this Agreement, and termination of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations, including any indemnities and remedies, will continue in full force and effect and survive the termination of this Agreement.

6.9	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

6.10	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.11	Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, use its commercially reasonable efforts to do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

6.12	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRANSALTA CORPORATION

by	/s/ Brett Gellner
Name: Brett Gellner
Title: Chief Strategy and Investment Officer

/s/ John Kousinioris
Name: John Kousinioris
Title: Chief Growth Officer

Signature Page for Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EAGLE HYDRO II LP, by its general partner, EAGLE HYDRO INVESTMENTS GP INC.

by	/s/ Mabel Wong
Name: Mabel Wong
Title: Managing Director

/s/ James Rickert
Name: James Rickert
Title: President

Signature Page for Registration Rights Agreement